EXHIBIT 99
                            CANADIAN GENERAL CAPITAL

               CASH TRANSACTIONS - ADMINISTRATIVE TRUSTEE'S REPORT




9/30/99 Receipt of Interest on Canadian General Insurance         $2,281,455.31
        Group  Limited 9.125% Subordinated Debentures due
        March 31, 2026

9/30/99 Funds disbursed to Holders of Canadian General Trust      $2,281,455.31
        Originated Preferred Securities and Common Stock



Dated:     October 21, 1999




                             By: THE BANK OF NEW YORK
                                 as Administrative Trustee



                                 By: /s/ Luis Perez
                                    ------------------------------
                                        Luis Perez
                                        Assistant Vice President